Exhibit 10.4

Execution Version

PURCHASE RIGHTS AND RESTRICTIVE COVENANTS AGREEMENT

This PURCHASE RIGHTS AND RESTRICTIVE COVENANTS AGREEMENT (“Agreement”), dated as of November 9, 2018 (the “Effective Date”) is entered into by and between Apache Corporation, a Delaware corporation (“Apache Parent”), and Kayne Anderson Acquisition Corp., a Delaware corporation (“KAAC”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, KAAC, Apache Midstream LLC, a Delaware limited liability company and wholly owned subsidiary of Apache Parent, and the other signatories thereto entered into that certain Contribution Agreement, dated August 8, 2018 (as may, subject to Section 6.7(b), be amended from time to time, the “Contribution Agreement”);

WHEREAS, the Contribution Agreement contemplates delivery of this Agreement in connection with the closing of the transactions contemplated by the Contribution Agreement; and

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understandings, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acceptance” has the meaning set forth in Section 2.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, however, that for purposes of this Agreement, KAAC and its Subsidiaries shall not constitute Affiliates of Apache Parent or its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alpine High” means the area outlined by the inner line (in red) on the map set forth on Schedule 1.1 attached hereto.

“Alternative Gas Pipeline Option” means a potential equity option in which Apache participates for at least a 25% equity interest in an unidentified long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast (other than the Permian Highway Pipeline Project).

“Apache” means Apache Parent and its Affiliates, collectively.

“Apache Parent” has the meaning set forth in the Preamble.

“Apache Project” has the meaning set forth in Section 2.1(c).

“Apache Retained Assets” means all assets of Apache and equity investees, whether currently owned or hereafter acquired, other than (a) the equity interests in the Companies and (b) the Options. For the avoidance of doubt, Apache Retained Assets shall include (x) all (i) crude oil gathering assets and other crude oil-related facilities, (ii) water handling assets, (iii) central tank batteries and meters at the central tank batteries, and (iv) equity options in any Person other than the Options (in the case of (i), (ii), (iii) and (iv), all relating to assets not located in Alpine High) and (y) Apache Retained Midstream Assets.

“Apache Retained Midstream Assets” means all midstream Apache Retained Assets located in Alpine High, including all crude oil gathering assets and other crude oil-related midstream facilities in Alpine High, all water handling assets in Alpine High, any equity options (other than the Options) for long-haul pipelines and any midstream assets along the Texas Gulf Coast built to transport or process Apache’s Alpine High production, including the New Gas Pipeline Option.

“Business Day” has the meaning ascribed to such term in the Contribution Agreement.

“Buyer Class A Common Stock” has the meaning ascribed to such term in the Contribution Agreement.

“Buyer Class C Common Stock” has the meaning ascribed to such term in the Contribution Agreement

“Capital Expenditures” has the meaning ascribed to such term in the Contribution Agreement.

“Common Units” has the meaning ascribed to such term in the Contribution Agreement.

“Companies” has the meaning ascribed to such term in the Contribution Agreement.

“Contracting Period” has the meaning set forth in Section 3.1(c).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Control” has the meaning ascribed to such term in the Contribution Agreement.

“Dedication Agreements” has the meaning ascribed to such term in the Contribution Agreement.

“Develop” means the entry into commercial contracts, other than the Dedication Agreements, that obligate a Third Party to make Capital Expenditures to build midstream assets.

“E&P Assets” means any (a) oil or gas leasehold, mineral interest, royalty, or overriding royalty interest or real property, which is reasonably determined by Apache to be capable of producing oil, gas, or minerals in commercial quantities, (b) personal property, the primary application of which is the exploration for or production of oil, gas, or minerals, or (c) interest in any Person owning assets of the kind described in foregoing clause (a) or (b).

“Effective Date” has the meaning set forth in the Preamble.

“FERC” means the Federal Energy Regulatory Commission or its successor agency.

“In-Service Date” shall mean the date that the Permian Highway Pipeline Project is placed into service or, if such project is not placed in service, the date that the long-haul natural gas pipeline for the Alternative Gas Pipeline Option is placed into service.

“KAAC” has the meaning set forth in the Preamble.

“KAAC Partnership” has the meaning ascribed to such term in the Contribution Agreement.

“Law” has the meaning ascribed to such term in the Contribution Agreement.

“New Gas Pipeline Option” means Apache’s potential option to acquire equity in the Permian Highway Pipeline Project, or, if such potential equity option does not materialize or such project is not placed into service, the next Alternative Gas Pipeline Option.

“Notice” has the meaning set forth in Section 6.1.

“Offer” has the meaning set forth in Section 3.1(b).

“Offer Period” has the meaning set forth in Section 3.1(b).

“Offer Period Deadline” has the meaning set forth in Section 3.1(b).

“Offered Amount” has the meaning set forth in Section 3.1(b).

“Option Commencement Date” means the date that is five (5) Business Days following the date on which a definitive agreement documenting the terms of the New Gas Pipeline Option has been executed by Apache and any other necessary parties thereto.

“Options” has the meaning ascribed to such term in the Contribution Agreement.

“Partnerships” has the meaning ascribed to such term in the Contribution Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permian Highway Pipeline Project” means that certain long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast being developed by Affiliates of Kinder Morgan, Inc.

“Person” has the meaning ascribed to such term in the Contribution Agreement.

“Proposed Transaction” has the meaning set forth in Section 3.1(a).

“Qualifying Economic Terms” has the meaning set forth in Section 3.1(d).

“RBO Notice” has the meaning set forth in Section 2.1(a).

“Restricted Business Opportunity” means any opportunity (including any expansion opportunities) of Apache to acquire or invest, directly or indirectly (including equity investments), in any midstream assets or participate in any midstream opportunities located, in whole or part, within the area outlined by the outer line (in blue) on the map set forth on Schedule 1.1 attached hereto; provided, however, that “Restricted Business Opportunity” shall not include (a) any opportunity relating to the Apache Retained Assets or any of Apache’s upstream activities, including the acquisition or development of any E&P Assets, (b) any actions performed by Apache related to contractual obligations existing prior to the Effective Date and any obligations performed in accordance with any applicable FERC or Texas Railroad Commission requirements, or (c) any of the Services (as such term is defined in each of the Dedication Agreements) that are related to areas that are permanently released from dedication pursuant to the terms of each of the Dedication Agreements, as applicable.

“Solicitation of Offer” has the meaning set forth in the Section 3.1(a).

“Subject Assets” has the meaning set forth in the Section 3.1(a).

“Subsidiary” has the meaning ascribed to such term in the Contribution Agreement.

“Term” has the meaning set forth in the Section 6.1.

“Third Party” has the meaning ascribed to such term in the Contribution Agreement.

“Third Party Offeree” has the meaning set forth in the Section 3.1(c).

“Third Party Project” has the meaning set forth in Section 2.1(d).

“Third Party RBO” has the meaning set forth in Section 2.1(a).

“Unrecoverable Damages” has the meaning ascribed to such term in the Contribution Agreement.

“Voting Stock” means any security presently entitling the owner or holder thereof to vote for the election of directors (or comparable governing body) of a company.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) the words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) the terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;

(h) all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes;

(i) the word “or” is not exclusive; and

(j) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

ARTICLE II

RESTRICTED BUSINESS OPPORTUNITIES

2.1 Restricted Business Opportunities.

(a) If, at any time during the Term, Apache (i) originates a Restricted Business Opportunity or (ii) is (y) presented a Restricted Business Opportunity (a “Third Party RBO”) and (z) Apache is permitted to allow KAAC to participate in such Third Party RBO (which such participation of KAAC may not be on the same basis as

Apache’s participation in such Third Party RBO) , then Apache shall provide KAAC with prompt written notice of such Restricted Business Opportunity or Third Party RBO (an “RBO Notice”), as applicable, that includes all material information and documentation prepared by or on behalf of, received by, or otherwise in the possession of Apache relating to such Restricted Business Opportunity or Third Party RBO, as applicable, including a statement of the aggregate out-of-pocket costs and expenses incurred by Apache in connection with such Restricted Business Opportunity or Third Party RBO, as applicable, prior to the delivery of the RBO Notice. An RBO Notice shall include an offer to permit KAAC or its designated Subsidiaries to pursue the Restricted Business Opportunity or Third Party RBO, as applicable, to which such RBO Notice relates and an undertaking by Apache not to pursue such Restricted Business Opportunity or Third Party RBO, as applicable, until permitted to do so in accordance with Section 2.1(c). Apache shall not pursue any Restricted Business Opportunity or Third Party RBO, as applicable, except in accordance with this ARTICLE II.

(b) If KAAC elects to pursue a Restricted Business Opportunity or Third Party RBO, as applicable, it shall provide Apache with written notice of such election (an “Acceptance”) within forty five (45) calendar days after the date on which KAAC received the RBO Notice. If KAAC delivers an Acceptance with respect to a Restricted Business Opportunity or Third Party RBO, as applicable, within the time period allotted therefor and subject to Section 2.1(d), (i) Apache shall (A) assign to KAAC, or one of its designated Subsidiaries, all of Apache’s rights to enter into such Restricted Business Opportunity or Third Party RBO, as applicable, and (B) abandon all efforts to pursue such Restricted Business Opportunity or Third Party RBO, as applicable, except as otherwise requested by KAAC and (ii) KAAC shall promptly reimburse Apache for its aggregate reasonable out-of-pocket costs and expenses relating to such Restricted Business Opportunity or Third Party RBO, as applicable, specified in the subject RBO Notice.

(c) If (i) KAAC does not deliver to Apache an Acceptance with respect to a Restricted Business Opportunity within the time period allotted therefor, (ii) KAAC provides written notice to Apache that it has elected not to pursue the Restricted Business Opportunity presented in such RBO Notice, or (iii) at any time after KAAC has elected to pursue any Restricted Business Opportunity, KAAC provides written notice to Apache that it has elected to abandon or does not diligently pursue such Restricted Business Opportunity, in each case in the foregoing clause (i), (ii), or (iii), Apache may, at Apache’s election, and without participation of KAAC or its Subsidiaries, pursue such Restricted Business Opportunity (each such Restricted Business Opportunity, an “Apache Project”), and Apache shall have no further obligation to offer the right to participate in such Apache Project to KAAC, and, upon written request by Apache, KAAC shall assign, or cause to be assigned, to Apache all of KAAC’s or its Subsidiaries’ rights to enter into such Apache Project.

(d) Apache will use good faith efforts to cause the Third Party presenting the Third Party RBO to allow KAAC to participate in such Third Party RBO on the same basis as Apache’s participation therein; provided, however, that (i) if KAAC does not deliver to Apache an Acceptance with respect to a Third Party RBO within the time period allotted therefor, (ii) if Apache is unable to require such Third Party to allow KAAC to participate whatsoever in such Third Party RBO, (iii) if Apache is unable to require such Third Party to allow KAAC to participate in such Third Party RBO on the same basis as Apache’s participation therein or on any basis acceptable to KAAC, (iv) if KAAC provides written notice to Apache that it has elected not to pursue a Third Party RBO on the basis that KAAC is presented in the RBO Notice regarding such Third Party RBO, or (v) at any time after KAAC has elected to pursue any Third Party RBO, KAAC provides written notice to Apache that it has elected to abandon or does not diligently pursue such Third Party RBO, in each case in the foregoing clause (i), (ii), (iii), (iv), or (v), Apache may, at Apache’s election, and without participation of KAAC or its Subsidiaries, pursue such Third Party RBO (each such Third Party RBO, an “Third Party Project”), and Apache shall have no further obligation to offer the right to participate in such Third Party Project to KAAC, and, upon written request by Apache, KAAC shall assign, or cause to be assigned, to Apache all of KAAC’s or its Subsidiaries’ rights to enter into such Third Party Project.

ARTICLE III

RIGHT OF FIRST OFFER

3.1 Right of First Offer.

(a) If, at any time during the Term, Apache desires to sell or Develop (a “Proposed Transaction”) all or a portion of Apache’s Apache Retained Midstream Assets (the “Subject Assets”), Apache, prior to making or accepting an offer to effect such Proposed Transaction, shall provide KAAC with written notice of such Proposed Transaction setting forth the Subject Assets and all material information and documentation prepared by or on behalf of, received by, or otherwise in possession of, Apache relating to the Subject Assets (a “Solicitation of Offer”).

(b) During the sixty (60) calendar days following the receipt of a Solicitation of Offer (the “Offer Period”), KAAC may make a written offer (an “Offer”) to undertake (in whole and not in part) the Proposed Transaction that is the subject of such Solicitation of Offer, which Offer shall set forth all material terms and conditions upon which KAAC proposes to engage in such Proposed Transaction, including economic terms. If Apache and KAAC are able to agree on the terms and conditions for such Proposed Transaction, within twenty (20) calendar days after the expiration of the Offer Period (the “Offer Period Deadline”), Apache and KAAC shall consummate such Proposed Transaction on or prior to the day which is forty-five (45) calendar days after such agreement is reached unless Apache and KAAC agree to extend such date. If Apache and KAAC are able to agree on the terms and conditions for such Proposed Transaction, Apache and KAAC shall use commercially reasonable efforts to do all things that may be reasonably necessary or advisable to consummate such Proposed Transaction.

(c) To the extent that Apache has complied with the procedures set forth in this Section 3.1 and no Offer is timely made or an Offer is timely made but Apache and KAAC are unable to agree on the terms and conditions of such Proposed Transaction prior to the Offer Period Deadline or, Apache and KAAC timely agreed on such terms and conditions but failed to consummate such Proposed Transaction within the time period allotted therefor, Apache may consummate the Proposed Transaction with a Third Party (“Third Party Offeree”) within three hundred sixty-five (365) calendar days after the later of (i) the expiration of the Offer Period, if no Offer was made, (ii) the Offer Period Deadline, if an Offer was timely made, but Apache and KAAC are unable to agree on the terms and conditions of such Proposed Transaction prior to the Offer Period Deadline, or (iii) the expiration of the time period allotted therefor if an Offer was made and the terms and conditions of such Proposed Transaction were timely agreed, but closing did not occur prior to such expiration (the “Contracting Period”); provided, that the transaction with the Third Party Offeree is (y) on economic terms that are Qualifying Economic Terms; and (z) on terms and conditions (other than price or rates) that are, based on Apache’s good faith judgment, not materially less favorable in the aggregate to Apache than the terms and conditions (other than price or rates) proposed in the Offer; provided, however, that if no Offer was made in respect of a Proposed Transaction, Apache shall be permitted to transact on whatever terms (including economic terms) that Apache determines. If Apache shall fail to enter into definitive agreements with a Third Party Offeree in respect of the subject Proposed Transaction within the Contracting Period, then Apache shall be required to comply anew with the provisions of this Section 3.1.

(d) The economic terms of a Proposed Transaction will be “Qualifying Economic Terms” if:

(i) In respect of a sale of Subject Assets to a Third Party Offeree for any Apache Retained Midstream Assets (other than the New Gas Pipeline Option), the purchase price is equal to or greater than 115% of the purchase price in the Offer in respect of such Subject Assets; or

(ii) In respect of the development of Subject Assets, the aggregate service rates charged are less than 90% of the aggregate service rates contained in the Offer in respect of such Subject Assets (assuming the provision of identical services to those proposed in the Offer in respect of such Subject Assets).

3.2 Apache Projects. For the avoidance of doubt, no Apache Project or Third Party Project will be subject to this ARTICLE III.

ARTICLE IV

NEW GAS PIPELINE OPTION

4.1 New Gas Pipeline Option.

(a) On or before the Option Commencement Date, (i) Apache shall provide KAAC with written notice that such definitive agreement has been executed, together with a copy of such definitive agreement and all other material information and documentation prepared by or on behalf of, received by, or otherwise in the possession of Apache relating to the New Gas Pipeline Option and (ii) Apache shall assign to KAAC Partnership, or one of KAAC Partnership’s designated Subsidiaries, all of Apache’s rights and obligations with respect to the New Gas Pipeline Option.

4.2 Alternative Gas Pipeline Option. If the Permian Highway Pipeline Project is not developed, or is developed but the Option Commencement Date does not occur, the provisions of this ARTICLE IV shall apply to any Alternative Gas Pipeline Option.

ARTICLE V

CONFLICTS COMMITTEE

The determination of whether KAAC will exercise or refrain from exercising any rights under this Agreement shall be reserved to the conflicts committee of the board of directors of KAAC.

ARTICLE VI

MISCELLANEOUS

6.1 Term. This Agreement shall be effective on the Effective Date and terminate on the later of (a) the five-year anniversary of the Effective Date or (b) the date on which Apache ceases to own a majority of the Voting Stock of KAAC (or its successor) (the “Term”).

6.2 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar Notice):

If to Apache, addressed to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Tom Yelich, VP Business Development

Facsimile: (713) 296-6459

If to KAAC, addressed to:

Kayne Anderson Acquisition Corp.

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Facsimile: (713) 296-6459

Email: brian.freed@apachecorp.com

With a copy to

Apache Legal

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: General Counsel

Facsimile: (713) 296-6459

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) calendar days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, when confirmation is received. Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to Notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such Notice.

6.3 Entire Agreement. This Agreement, the instruments to be delivered hereunder, and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

6.4 Waiver. Any Party may waive compliance by the other Parties with any of the other Parties’ agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Parties. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

6.5 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective executors, administrators, successors, and legal representatives.

6.6 Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Section 6.9, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any Party.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America, each located in Delaware, over any dispute between or among the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Amendments.

(a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 6.7.

6.8 Assignment and Successors and Assigns.

(a) The rights and obligations contained in this Agreement shall not be assigned by a Party without the prior written consent of the other Party, and any such action without the required consent shall be void ab initio; provided, however, that Apache Parent may assign its rights and obligations contained in this Agreement to an Affiliate of Apache Parent without KAAC’s prior written consent.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve either Party of any obligations incurred prior to such assignment.

6.9 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT, OR STATUTE, EXCEPT TO THE EXTENT A PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD PARTY CLAIM. FOR THE AVOIDANCE OF DOUBT, IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL CONSTITUTE A WAIVER OF, OR OTHERWISE LIMIT, ANY PARTY’S RIGHT TO SEEK DAMAGES THAT ARE REASONABLY FORESEEABLE TO THE PARTIES AS OF THE EFFECTIVE DATE.

6.10 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

6.11 No Third Party Benefit. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

APACHE CORPORATION

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Chief Financial Officer and Executive Vice President

KAYNE ANDERSON ACQUISITION CORP.

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

[Signature Page to Purchase Rights and Restrictive Covenants Agreement]

Schedule 1.1

The area within the outer (blue) outline: